Exhibit 99.1

**NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO

CANADA, AUSTRALIA OR JAPAN**

FURTHER STATEMENT REGARDING POTENTIAL WARNER MUSIC GROUP

CORP. PROPOSAL TO ACQUIRE EMI GROUP PLC

NEW YORK, February 21, 2007—In order to clarify that Warner Music Group Corp. (“WMG”) shareholders will not be required to notify their interests in WMG securities under Rule 8 of the UK Takeover Code relating to dealings by interested persons in its relevant securities, WMG confirms that any possible offer by it for EMI Group plc is likely to be solely in cash. As a further result of this clarification, WMG will not be required to disclose details under Rule 2.10 of the UK Takeover Code relating to the number of its relevant securities in issue.

About Warner Music Group

WMG became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, WMG is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Bad Boy, Cordless, East West, Elektra, Lava, Maverick, Nonesuch, Reprise, Rhino, Rykodisc, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers.

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Media Contact:

Will Tanous

Warner Music Group

(212) 275-2244

Will.Tanous@wmg.com

Hugh Morrison

M: Communications

+44 (0) 20 7153 1534

morrison@mcomgroup.com

Investor Contact:

Jill Krutick

Warner Music Group.

(212) 275-4790

Jill.Krutick@wmg.com

This announcement does not amount to a firm intention to make an offer within the meaning of the UK Takeover Code. Accordingly, there can be no certainty that any offer will be made.

This announcement does not constitute an offer or an invitation to purchase any securities in any jurisdiction.

The Directors of WMG accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of the Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This communication includes forward-looking statements that reflect the current views of WMG about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements, including, but not limited to, statements regarding the anticipated benefits from or completion of a transaction combining the businesses of WMG and EMI or the value to be realized by shareholders from such a combination, because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. Please refer to our Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission concerning other factors that could cause actual results to differ materially from those described in our forward looking statements.

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